THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF FURTHER
REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.


                         VALERO ENERGY CORPORATION

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors has determined that the 1994 Annual Meeting of Stockholders (the "Annual Meeting") of Valero Energy Corporation (referred to herein together with its subsidiaries as the "Company") will be held on Thursday, April 28, 1994, at 10:00 a.m., Central Time, at its principal executive offices at 530 McCullough Avenue, San Antonio, Texas 78215, for the following purposes:

          (1) To elect three Class II directors as members of the Board of Directors to serve until the 1997 Annual Meeting or until their successors are elected and have qualified;

          (2) To ratify the appointment of Arthur Andersen & Co.
as independent public accountants to examine the Company's accounts for the year 1994; and

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

                    By order of the Board of Directors,


                    Rand C. Schmidt
                    Corporate Secretary

San Antonio, Texas
March 22, 1994

                 VALERO ENERGY CORPORATION

530 McCullough Avenue
San Antonio, Texas 78215

March 22, 1994

ANNUAL MEETING OF STOCKHOLDERS -- April 28, 1994

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and proxy card are being mailed to stockholders beginning on or about March 22, 1994.
They are furnished in connection with the solicitation of proxies by Valero Energy Corporation ("Energy" or sometimes collectively referred to hereinafter with its subsidiaries as the "Company") to be voted at the 1994 Annual Meeting of Stockholders of Energy (the "Annual Meeting") to be held at the time and place and for the purposes set forth in the accompanying Notice. Holders of Energy's Preferred Stock, $8.50 Cumulative Series A (the "Series A Preferred Stock"), and Energy's Common Stock, $1.00 par value per share (the "Common Stock"), are entitled to one vote for each share held of record at the close of business on March 4, 1994 and are entitled to vote together as a single class with respect to all matters described in this Proxy Statement.

For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder of record during ordinary business hours at Energy's principal executive offices, Stock Transfer Department, Suite 356, 530 McCullough Avenue, San Antonio, Texas.

Action may be taken on any of the proposals at the Annual Meeting on the date specified herein, or on any date or dates to which, by original or later adjournment, the meeting may be adjourned.

On March 4, 1994, there were issued and outstanding 43,337,001 shares of Common Stock and 138,000 shares of Series A Preferred
Stock entitled to vote, making an aggregate of 43,475,001 shares entitled to vote.

Energy's Annual Report to Stockholders (the "Annual Report"), including audited financial statements of the Company for the fiscal year ended December 31, 1993, has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Energy plans to furnish to its stockholders a report of the results of the voting on such matters as may properly come before the 1994 Annual Meeting or any adjournment thereof as soon as practicable following the Annual Meeting.

Voting and Proxy Procedures

A proxy enables a stockholder to be represented at a meeting at which he would otherwise be unable to participate. The proxy card accompanying this Proxy Statement is solicited because each stockholder is entitled, as an owner of Energy, to vote on matters scheduled to come before the Annual Meeting. For ease of reference, these matters have corresponding numbers in the Proxy Statement and on the enclosed proxy card.

Energy's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") entitles stockholders eligible to vote to cumulate votes for any election of directors. There are no conditions precedent to the entitlement of stockholders to cumulate votes. The maximum number of votes which may be cast shall equal the number of shares of Common Stock and Series A Preferred Stock to be voted, multiplied by the number of directors (three) to be elected. Any stockholder eligible to vote may cast all votes for a single director or may distribute his votes among the number of director nominees as the stockholder may see fit. The distribution of votes among nominees in other than equal proportions may be accomplished by writing explicit instructions on the proxy card or an attachment thereto. The proxy solicits discretionary authority to cumulate votes and, unless otherwise specified, a vote for the nominees will be cumulated and distributed among the nominees (except nominees for whom authority to vote is withheld) in equal proportions unless the persons named as proxies shall, in accordance with their best judgment, otherwise direct.

Shares eligible to be voted and for which a proxy card in the accompanying form is properly signed, dated and returned in sufficient time to permit the necessary examination and tabulation of the proxy before a vote is taken will be voted in accordance with any choice specified. The proxy card permits a specification as to whether shares represented by the proxy are to be voted for all nominees for director or are not to be voted for certain of such nominees. The proxy card also permits a specification of approval, disapproval or abstention as to each proposal described in this Proxy Statement. Stockholders are urged to specify their choices by marking an (x) or other mark in the appropriate boxes on the proxy card, but where no choice is specified, eligible shares will be voted as indicated on the proxy card. If any nominee for director is unable to serve or if any matters not specified in this Proxy Statement come before the Annual Meeting, eligible shares will be voted in accordance with the best judgment of the persons named therein as proxies. At the time this Proxy Statement was printed, the management of Energy was not aware of any other matters to be voted upon.

A majority of the aggregate number of issued and outstanding shares of Common Stock and Series A Preferred Stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. With respect to the proposal to ratify the appointment of Independent Public Accountants, the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote is required to approve the proposal.

Abstentions may be specified on all proposals except the election of directors. Abstentions are counted as present at the Annual Meeting for purposes of determining the existence of a quorum and, with respect to any proposal other than the election of directors, will have the same effect as a vote against the proposal.

Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" on behalf of their customers will have discretion, in the absence of voting instructions from the customer, to vote such shares concerning the proposals to elect directors and ratify the appointment of Independent Public Accountants, but would not have discretion with respect to certain other types of proposals. A "broker non-vote" results when the broker does not receive voting instructions with respect to a proposal for which the broker does not have such discretion, or the broker otherwise fails to exercise its discretion.

Under Delaware law, a broker non-vote is treated as "present" for purposes of determining the existence of a quorum, and, because the broker has discretionary voting authority with respect to the proposal to ratify the appointment of Independent Public Accountants, a broker non-vote will have the same effect as a vote against such proposal. With respect to the election of directors, because directors are elected by a plurality of the vote, broker non-votes and proxy cards or ballots marked "withheld from" all nominees will have no effect on the outcome of the vote. In the case of proxy cards or ballots marked "withheld from" one or more but less than all nominees, the stockholder's votes will be distributed among the other nominee(s), as described above.

The proxy may be revoked at any time before it is exercised by submitting a written revocation or a later dated proxy or proxy card to Rand C. Schmidt, Corporate Secretary, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292, or by attending the Annual Meeting in person and so notifying the meeting inspectors. Dissenting stockholders do not have rights of appraisal with respect to any item to be presented at the Annual Meeting.

Solicitation of proxies from Energy's stockholders will be made by Energy and will be undertaken principally by use of the United States Postal Service. However, such solicitation may also be undertaken, without additional remuneration, by the directors, officers and employees of the Company, and Energy may also utilize the services of the firm of Kissel-Blake Inc. ("Kissel-Blake"), New York, New York. Such solicitation could be undertaken either by telephone, telegraph or personal interview. The cost of any such solicitation, including the cost of preparing and mailing proxy materials, returning the proxies and reimbursing brokerage houses and nominees for forwarding proxy materials to beneficial owners, will be borne by Energy and its stockholders. Energy's arrangement with Kissel-Blake provides for payments to Kissel-Blake for compensation and reimbursement of expenses, all of which are estimated not to exceed approximately $15,000.

Board of Directors

The business of Energy is managed by or under the direction of the Board of Directors (the "Board"). The Board establishes corporate policies, approves major business decisions and monitors the performance of Energy's management. The day-to-day management functions and operating activities of Energy are performed by the Company's executive officers and employees. The Board is routinely informed about the Company's business activities through monthly financial and operating reports, regular Board and Committee meetings and other reports and documents furnished or presented by the Chairman of the Board and Chief Executive Officer ("CEO") and other officers and employees of the Company.

The Restated Certificate of Incorporation requires that Energy's Board be divided into three classes as nearly equal in number as possible, consisting of Class I, Class II and Class III directors, with each class serving a staggered three-year term. The Restated Certificate of Incorporation provides that the Board shall consist of not less than seven members, and the By-Laws of Energy (the "By-Laws"), which may be amended by the Board, provide that the Board shall have not more than thirteen members.

The size of the Board is currently set at eight members.

The Board conducts its business through meetings of the Board and through its committees. One annual, one special and six regular meetings of the Board were held in 1993. No current board member attended less than 85.7% of the meetings of the Board and committees of which he was a member.

Audit Committee

The Audit Committee reviews and reports to the Board on the quality and performance of Energy's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public.

Current members of the Audit Committee, none of whom are employees of the Company, are James L. Johnson (Chairman), Robert
G. Dettmer and Philip K. Verleger, Jr.

Mr. Johnson, subject to his election as director at the Annual Meeting, Messrs. Dettmer and Verleger have been appointed as members of the Audit Committee to be effective April 28, 1994. Mr. Johnson, subject to his election as director, has been designated to serve as Chairman.

Two meetings of the Audit Committee were held in 1993.

Compensation Committee

The Compensation Committee reviews and reports to the Board on Energy's compensation strategies, policies and programs; certain personnel policies and policy controls; management development; management succession; and benefit programs. The Committee also approves and administers the Company's stock option, restricted stock bonus and incentive bonus plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

Current members of the Compensation Committee are Lowell H.
Lebermann (Chairman), Robert G. Dettmer, A. Ray Dudley and James
L. Johnson.

None of the members of the Compensation Committee is an employee of the Company or was formerly an officer of Energy or its subsidiaries. There are no compensation committee interlocks. For the previous three fiscal years, except for director compensation arrangements disclosed in this Proxy Statement, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any Compensation Committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could benefit from the actions of the Company.

Messrs. Dudley and Johnson, subject to their election as directors at the Annual Meeting, and Messrs. Lebermann and Dettmer have been appointed to serve as members of the Compensation Committee to be effective April 28, 1994. Mr.
Lebermann has been designated to serve as Chairman.

Three meetings of the Compensation Committee were held in 1993.

Executive Committee

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board and reports to the Board at its next regular meeting regarding any actions taken. The Executive Committee has the power to act on major matters where it deems action appropriate, providing flexibility and the ability to respond to time-sensitive business and legal matters without calling a special Board meeting. Actions taken by the Executive Committee do not require ratification by the Board to be legally effective. If a Nominating Committee is not appointed, the Executive Committee may also review possible director candidates and recommend individuals for election as a director.

Current members of the Executive Committee are A. Ray Dudley (Chairman), William E. Greehey and Lowell H. Lebermann. Mr. Dudley, subject to his election as director at the Annual Meeting, and Messrs. Greehey and Lebermann have been appointed to serve as members of the Executive Committee to be effective April 28, 1994. Mr. Dudley, subject to his election as director at the Annual Meeting, has been designated to serve as Chairman.

Five meetings of the Executive Committee were held in 1993.

Nominating Committee

The Nominating Committee, if appointed by the Board, evaluates policy on the size and composition of the Board and criteria and procedures for director nomination. The Nominating Committee reviews possible director candidates, including director recommendations properly presented by stockholders, and recommends to the full Board individuals suited for election as directors and the slate of Board nominees for election by the stockholders. The Nominating Committee also reviews and recommends to the full Board director assignments for the various committees of the Board. The Nominating Committee, if appointed by the Board, typically meets during the fourth quarter of each year, but may meet more often as required to fill vacancies on the Board.

The Nominating Committee is comprised of directors who will not be standing for election at the Annual Meeting of Stockholders.

Lowell H. Lebermann (Chairman), Robert G. Dettmer and William E. Greehey were appointed by the full Board to serve as the Nominating Committee with regard to nominations for the 1994 Annual Meeting of Stockholders. The recommendations of the Nominating Committee were approved by the full Board and are reflected in this Proxy Statement.

One meeting of the Nominating Committee was held in 1993.

PROPOSAL No. 1 -- Election of Directors

Three Class II directors will be elected at the Annual Meeting to serve until the third succeeding Annual Meeting of Stockholders or until their respective successors are elected and have qualified. Messrs. Edward C. Benninger, A. Ray Dudley and James
L. Johnson have been nominated for election as Class II directors. It is intended that shares represented by proxies will be voted, except where authority to vote is withheld for any nominee, FOR the election of the three director nominees in equal proportions unless the persons named therein as proxies shall, in accordance with their best judgment, otherwise direct. If, as the result of some unexpected occurrence, any nominee should be unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be appropriately reduced to eliminate the vacancy, or the proxies will be voted by the persons named as proxies, in accordance with their best judgment, for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve. The three nominees for Class II director receiving the greatest number of votes, whether or not such votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as Class II directors. Information with respect to the right to cumulate votes for the election of directors is set forth on the second page of this Proxy Statement.

The following table sets forth information as of December 31, 1993, concerning each nominee for election as a director. Such information, and the information regarding directors of Energy contained elsewhere herein, is based partly on data furnished to the Company by such director and partly on the Company's records.

___________________________________________________________________________________________________________________________________
                                                               Year First
                                                               Elected or            Age
                                                               Appointed as          as of
                                 Energy                        Executive             December        Present       Proposed
                                 Position(s) and               Officer               31,             Director      Director
     Name                        Office(s) Held                or Director           1993            Class         Class
___________________________________________________________________________________________________________________________________
Edward C. Benninger              Director, Executive           1979                  51              II            II
                                 Vice President
A. Ray Dudley                    Director                      1988                  69              II            II
James L. Johnson                 Director                      1991                  66              II            II
___________________________________________________________________________________________________________________________________

Mr. Benninger has served as a director of Energy since 1990. He was elected Executive Vice President in 1989 and served as Chief Financial Officer from 1986 to 1992. In 1992, he was elected Executive Vice President and Chief Operating Officer of Valero Natural Gas Company, general partner of Valero Natural Gas Partners, L.P. (the "Partnership").

Mr. Dudley has served as a director of Energy since 1988.  Mr.
Dudley served in various capacities with Tenneco Oil Company
("Tenneco") from 1959 until his retirement in 1987. Tenneco is not affiliated with the Company or the Partnership.

Mr. Johnson has served as a director of Energy since 1991. Mr. Johnson has served as a director of GTE Corporation ("GTE") since 1985. Since May 1, 1992, he has served as Chairman Emeritus of GTE. He previously served in various capacities with GTE and was Chairman and Chief Executive Officer of GTE from 1988 to 1992. Mr. Johnson also serves as a director of Contel Cellular, Inc. ("Contel"), GFC Financial Corp. ("GFC"), Harte-Hanks Communications, Inc. ("Harte-Hanks"), and The Mutual Life Insurance Company of New York ("MONY"). Neither GTE, Contel, GFC, Harte-Hanks nor MONY is affiliated with the Company or the Partnership.

For detailed information regarding the nominees' holdings of Common Stock, Common Units of Limited Partner Interests ("L.P. Units") of the Partnership, compensation and other arrangements, see "Beneficial Ownership of Voting Securities," "Information Concerning Executive Compensation," "Arrangements with Certain Officers and Directors," "Transactions with Management and Others" and "Compensation of Directors."

Approval of the Proposal

As provided in the By-Laws, the election of directors will be determined by a plurality of the shares present in person or by proxy and entitled to vote at the Annual Meeting, provided that the total shares present at the Annual Meeting constitute a quorum.

PROPOSAL No. 2 -- Proposal to Ratify the Appointment of
                  Independent Public Accountants

The Board desires to obtain stockholders' ratification of the following resolution approved at the Board meeting held on March 1, 1994, appointing Arthur Andersen & Co., 70 N.E. Loop 410, San Antonio, Texas 78216, as independent public accountants for the Company for the year 1994. Arthur Andersen & Co. has served continuously in such capacity for the Company since 1979.

     RESOLVED, that the appointment of the firm of Arthur
Andersen & Co., Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1994, is hereby approved and ratified.

If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for the year 1994 will be permitted to stand unless the Board finds other good reason for making a change.

A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to such firm in writing prior to the Annual Meeting, and to make a statement if he desires to do so.

Approval of the Proposal

The proposal shall be approved if approved by the vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting, provided that the total shares present at the Annual Meeting constitute a quorum.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE
PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC
ACCOUNTANTS.

Information Concerning Directors (Classes I and III)

The following table sets forth certain information as of December
31, 1993, respecting those directors whose present terms will continue after the Annual Meeting.

There is no family relationship among any of the executive officers, directors or nominees for director of Energy. The term of each Class I director expires in 1996. The term of each Class
III director expires in 1995.

____________________________________________________________________________________________________________________________________
<CAPTION
                                                             Year First
                                                             Elected or               Age
                                                             Appointed as             as of
                                 Energy                      Executive                December         Present
                                 Position(s) and             Officer                  31,              Director
     Name                        Office(s) Held              or Director              1993             Class
____________________________________________________________________________________________________________________________________
William E. Greehey               Director, Chairman          1979                     57               I
                                 of the Board and
                                 Chief Executive
                                 Officer

Robert G. Dettmer                Director                    1991                     62               III

Lowell H. Lebermann              Director                    1986                     54               III

Philip K. Verleger, Jr.          Director                    1991                     49               I

____________________________________________________________________________________________________________________________________

Mr. Greehey has served as Chief Executive Officer and as a director of Energy since 1979 and as Chairman of the Board since
1983.  Mr. Greehey is also a director of Weatherford
International Incorporated and Santa Fe Energy Resources, Inc., neither of which is affiliated with the Company or the Partnership.

Mr. Dettmer was elected as a director of Energy in 1991. Mr. Dettmer has served as an Executive Vice President and as the Chief Financial Officer of PepsiCo, Inc. ("PepsiCo") since 1986. PepsiCo is not affiliated with the Company or the Partnership.

Mr. Lebermann was elected as a director of Energy in 1986, and previously had served on Energy's Board from 1979 to 1983. Mr. Lebermann has served as President of Centex Beverage, Inc. ("Centex"), a beverage distributor, in Austin, Texas, since 1981. Centex is not affiliated with the Company or the Partnership.

Mr. Verleger has served as a director of Energy since 1991. He is an independent economic consultant and has been a Visiting
Fellow at the Institute for International Economics since 1984.

Sally A. Shelton, who had served as a director of Energy since 1993, resigned effective March 7, 1994, in order to accept a position in the Clinton Administration. Because of the short period between the date of Ms. Shelton's resignation and the mailing of the Proxy Statement, there was insufficient time to select a nominee for her position. As a result, it is expected that the Board will take action prior to the 1994 Annual Meeting to reduce the size of the Board to seven members, as permitted under the By-Laws, until a new director can be named.

Beneficial Ownership of Voting Securities

The following table sets forth information as of December 31, 1993, with respect to each person, including any group as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), known to Energy to be the beneficial owner of more than five percent of any class of its voting securities:

______________________________________________________________________________________
                                                          Amount and
                                                          Nature of
                    Name and Address                      Beneficial     Percent
Title of Class      of Beneficial Owner                   Ownership      of Class
______________________________________________________________________________________
Common Stock        Vanguard/Windsor Funds, Inc.<fn1>     4,255,500      9.8%
                    P.O. Box 2600
                    Valley Forge, PA 19482

Common Stock        Frost National Bank of                4,208,674      9.7%
                    San Antonio, N.A.<fn2>
                    P.O. Box 1600
                    San Antonio, TX 78296

Common Stock        Franklin Resources, Inc.<fn3>         4,116,100      9.5%
                    777 Mariners Island Blvd.
                    San Mateo, CA 94404

Series A Preferred  American General Corporation          138,000        100%
  Stock<fn4>        P.O. Box 3855
                    Houston, TX 77253
______________________________________________________________________________________

<fn1>  Vanguard/Windsor Funds, Inc. ("Vanguard") and Wellington Management Company ("Wellington") have filed with the SEC separate
Schedule 13Gs, reporting, as of December 31, 1993, their beneficial ownership of 4,255,500 shares of Common Stock.  As disclosed in the Schedule 13Gs, Vanguard has sole voting power and shared dispositive power, while Wellington has shared dispositive power, with respect to the reported shares.

<fn2>  Frost National Bank of San Antonio, N.A. ("Frost") has filed with the SEC a Schedule 13G reporting, as of December 31, 1993, its beneficial ownership of 4,208,674 shares of Common Stock in its capacity as Trustee for the Valero Energy Corporation Thrift
Plan, Valero Energy Corporation Employees' Stock Ownership Plan, the Valero Employees' Stock Ownership Plan and the Valero Energy
Corporation Benefits Trust.  As disclosed in the Schedule 13G, Frost has shared voting and dispositive power with respect to the reported shares.

<fn3>  Franklin Resources, Inc. ("Franklin") has filed with the SEC a Schedule 13G reporting, as of December 31, 1993, its beneficial ownership of 4,116,100 shares of Common Stock.  As disclosed in the Schedule 13G, Franklin has sole voting power with respect to 3,765,800 shares, shared voting power with respect to 350,300 shares and  shared dispositive power with respect to all the reported shares.

<fn4>  The Series A Preferred Stock is not registered pursuant to Section 12 of the Exchange Act and, accordingly, no filing of
Schedules 13G or 13D is required with respect thereto.  A subsidiary of Energy holds 552,000 shares of Series A Preferred Stock, which shares are not deemed to be "outstanding" for purposes of the Annual Meeting.

Except as otherwise indicated, the following table sets forth information as of February 1, 1994, regarding Common Stock and L.P. Units beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of Energy as a group. Such information has been furnished to Energy by such persons and cannot be independently verified by Energy.

____________________________________________________________________________________________________________________________________
                                            Shares of                L.P.
Name of                                     Common Stock             Units                    Percent        Percent
Beneficial Owner                            Beneficially             Beneficially             of Class       of Class
<fn1>                                       Owned<fn2><fn3><fn4>     Owned<fn2><fn3><fn4>     (Shares)       (Units)
____________________________________________________________________________________________________________________________________
Edward C. Benninger<fn5>                    127,689                  15,774
Robert G. Dettmer                           3,252                    - 0 -
A. Ray Dudley                               10,286                   - 0 -
William E. Greehey<fn5>                     403,552                  33,595
James L. Johnson                            1,727                    - 0 -
Lowell H. Lebermann                         5,774                    - 0 -
E. Baines Manning<fn5>                      58,422                   - 0 -                     <fn6>         <fn7>
Stan L. McLelland<fn5>                      116,834                  20,260
Philip K. Verleger, Jr.                     2,127                    - 0 -
Martin P. Zanotti<fn5>                      66,483                   1,348
All current executive officers
  and directors as a group,
  including the persons named
  above<fn5><fn8>                           864,797                  71,529
____________________________________________________________________________________________________________________________________
(footnotes on following page)

<fn1>     The business address for all beneficial owners listed above is 530 McCullough Avenue, San Antonio, Texas 78215.

<fn2>     No executive officer, director or nominee for director of Energy owns any class of equity securities of Energy or the
Partnership other than Common Stock and L.P. Units.

<fn3>     Excludes Common Stock and L.P. Units owned by adult children.  Beneficial ownership is disclaimed as to all such excluded shares and units.

<fn4>     Amounts include shares of Common Stock allocated pursuant to various employee stock plans established by Energy and available to its employees generally (collectively, the "Employee Stock Plans"), as well as shares granted under Energy's Restricted
Stock Bonus and Incentive Stock Plan (the "Restricted Stock Plan") and Energy's 1990 Restricted Stock Plan for Non-Employee
Directors (the "Director Plan").  Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote of all such shares and units beneficially owned by him.  Each person named in the table, and each other executive officer, has sole power to dispose or direct the disposition of shares and units beneficially owned by him, except that shares held under certain Employee Stock Plans are subject to transfer restrictions.  Common Stock granted under the
Restricted Stock Plan ("Restricted Stock") and the Director Plan may not be disposed of until vested.

<fn5>     Amounts include 75,496, 21,769, 17,841, 18,234, 14,750 and 163,982 shares which may be acquired by Messrs. Greehey,
Benninger, McLelland, Zanotti, Manning and all current executive officers and directors of Energy as a group, respectively, under options which are exercisable within 60 days.  Such shares may not be voted unless the options are exercised.  Shares which may become exercisable within 60 days only in the event of a change of control of Energy are excluded.  None of the current executive officers, directors or nominees for director of Energy holds any rights to acquire Common Stock except through exercise of stock options.

<fn6>     As of February 1, 1994, each current executive officer, director and nominee for director of Energy owned less than 1% of the outstanding Common Stock.  All of the current executive officers and directors of Energy as a group beneficially owned approximately 2.0% of the outstanding Common Stock as of the same date.  Fractional shares have been rounded to the nearest whole share.

<fn7>     As of February 1, 1994, each current executive officer, director and nominee for director of Energy and all of the current executive officers and directors of Energy as a group owned less than 0.4% of the outstanding L.P. Units.

<fn8>     Certain officers of Energy not designated as executive officers by the Board of Directors do not perform the duties of executive officers and are not classified as "executive officers" for purposes of this Proxy Statement.

Section 16 Reporting

Section 16(a) of the Exchange Act requires Energy's executive officers and directors, and persons who own more than ten percent of a registered class of Energy's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish Energy with copies of all forms filed pursuant to Section 16(a).

Based on a review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, Energy believes that, during the year ended December 31, 1993, its executive officers, directors and greater than ten-percent beneficial owners were in compliance with applicable requirements of Section 16(a).

Notwithstanding anything to the contrary set forth in any of Energy's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following performance graph and Report of the Compensation Committee of the Board of Directors shall not be incorporated by reference into any such filings.

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on Energy's Common Stock against the cumulative total return of the S&P 500 Composite Index and the S&P Oil (Domestic Integrated) Index for the period of six fiscal years commencing December 31, 1987 and ended December 31, 1993.

      Comparison of Six Year Cumulative Total Return*
        Energy's Common Stock, S&P 500 and S&P Oil
                (Domestic Integrated) Indices



                        12/1987    12/1988     12/1989     12/1990     12/1991     12/1992     12/1993
Energy
Common Stock            22.50      100.00      172.01      177.82      349.19      262.69      256.69
S&P 500                 88.39      100.00      131.09      127.60      166.47      179.15      197.21
S&P Oil
(Domestic Integrated)   82.23      100.00      144.01      136.73      127.82      130.54      137.54

*Assumes that the value of the investment in Energy Common Stock and each index was $100 on December 31, 1988, and that all dividends were reinvested.

The performance graph contained in Energy's 1993 proxy statement used an oil refining industry index that is no longer available. The performance graph herein uses the S&P Oil (Domestic Integrated) Index in lieu of the discontinued index. Energy estimates that total return for 1993 for the discontinued index would have been approximately 13%. For the S&P Oil (Domestic Integrated) Index and for the Energy Common Stock, 1993 total return was 5.36% and -5.87%, respectively.

The foregoing performance graph and related textual information are based on historical data and are not necessarily indicative of future performance.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Company's executive compensation programs are administered by the Compensation Committee (the "Committee") of Energy's Board of Directors. The Committee is composed of four independent outside directors not eligible to participate in the Company's executive compensation programs. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Vice President Administration. The Company's executive compensation programs are intended to provide strong incentives for high performance, enabling the Company to recruit, retain and motivate the executive talent necessary to be successful.

Overview. The Company's executive compensation program includes base salary, an annual incentive bonus opportunity and long-term stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to employees of the Company. Because of its role as general partner of the Partnership, the Company competes for executive talent in both the oil refining industry and in the natural gas industry. Accordingly, for purposes of determining executive compensation levels, the Company utilizes a subgroup of companies from a nationally recognized compensation database compiled by Hewitt Associates, L.L.C. ("Hewitt"), an independent compensation consultant retained by the Company. The subgroup consists of fifteen companies with significant participation in the oil refining industry or natural gas industry and which are similar to the Company in size and scope of operations (the "Comparator Group"). The Comparator Group has been approved by the Committee and did not change from 1992 to 1993. Base salary, bonuses and other compensation recommendations are developed by the Company's compensation and benefits staff, reviewed by Hewitt and submitted to the Committee for consideration. Other nationally recognized compensation surveys are utilized to validate the information provided by Hewitt. In establishing and implementing executive compensation arrangements, the Committee reviews and discusses the staff recommendations directly with representatives of Hewitt.

Annual incentive bonuses are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of restricted stock and stock option grants, as well as the noncash portion of annual incentive bonus awards, are intended to balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to the performance of Energy's Common Stock. Base salary levels are targeted at approximately the 50th percentile of the Comparator Group, while annual incentive compensation, restricted stock and stock option grants are targeted at the 65th percentile. While no specific percentile target is set for overall compensation, the Committee intends that each executive's total compensation package favor longer-term and variable compensation over fixed compensation. For the five executives named in the Summary Compensation Table, the base salary component of total annual and long-term compensation for 1993, as reported in the Summary Compensation Table, ranged from a low of approximately 32% (for the CEO) to approximately 55%, while the annual incentive and longer-term compensation component ranged from a high of approximately 68% (for the CEO) to approximately 45%. (For purposes of the preceding sentence, stock options granted in 1993 have been valued using the "grant date present value" set forth in the table below titled "Option/SAR Grants in the Last Fiscal Year.")

Base Salaries. Base salaries are set against established grades, salary ranges and midpoints reflecting the position, duties and level of responsibility for each executive and the Hewitt compensation survey data for the Comparator Group. Base salaries are reviewed annually and may be adjusted within the established salary ranges for each salary grade to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salary grades, compensation ranges and midpoints are also periodically adjusted to remain competitive with the Comparator Group. Base salaries for the CEO and other executive officers were last adjusted by 4% in mid-1992, and were not increased in 1993.

Annual Incentive Bonus. Executive officers have the opportunity to earn an annual incentive bonus, which is based on three factors: (i) the position of the executive officer, which is used to determine a targeted percentage of annual base salary which may be awarded as incentive bonus, with the targets ranging from a low of approximately 40% of base salary to approximately 65% of base salary (for the CEO); (ii) realization by the Company of quantative financial performance targets established by the Committee; and (iii) a qualitative evaluation of the individual's performance. For each executive, the targeted percentage of base salary is adjusted, upward or downward, based upon Company achievement of the financial performance goals. The Committee retains ultimate discretion to adjust the bonus amount, upwards or downward, by up to approximately 25%, based upon its subjective determination of individual performance and such other factors as it deems to be appropriate.

For 1993, the Committee established four quantitative measures of Company financial performance, consisting of (i) return on equity ("ROE") compared with the average ROE for six similarly-sized companies in the oil refining business for which financial information is publicly available on a timely basis (the "Refinery Group"), (ii) return on investment ("ROI") compared with the Refinery Group, (iii) earnings per share of Common Stock in calendar year 1993 compared with 1992, and (iv) the average closing price of a share of Common Stock during a recent period, compared with the average closing price during the corresponding prior year period. For the ROE and ROI financial performance measures, the targeted salary percentage is adjusted, upward or downward, depending upon the extent to which the Company's ROE and ROI exceed, or fall short of, the average ROE and ROI for the Refinery Group. For the targets based on earnings per share and stock price, the Committee established a targeted performance range, with adjustments to the targeted salary percentage being made if the Company's performance falls outside the preestablished ranges. ROE and ROI are measured against the Refinery Group, rather than the Comparator Group, because the Company's investment in the Partnership is accounted for on the equity method and does not have a significant effect on the Company's consolidated financial results. The four performance factors were given approximately equal weight in determining potential adjustments to the targeted salary percentages.

The 1993 bonus amounts were determined by the Committee at a meeting held in November 1993, based upon the Company's actual financial performance for the first nine months of 1993, its projected financial results for the final quarter of 1993, as reflected in the latest internal financial projections then available, and its average stock price during October 1993 versus October 1992. The financial information considered by the Committee indicated that the Company had exceeded the ROE and ROI averages for the Refinery Group, was within the targeted range for the stock price objective and was below the targeted range for the earnings per share objective. Based upon these results, the Committee reduced by approximately 12.8% the initial bonus target amounts determined by application of each executive's targeted salary percentage. The resulting preliminary bonus amount for each executive was then adjusted to reflect the Committee's subjective evaluation of the individual's performance. With respect to executives other than the CEO, such adjustment was based upon recommendations made by the CEO following a subjective evaluation of the executive's performance in relation to individual goals established by the CEO. For the four executive officers (other than the CEO) named in the Summary Compensation Table, the preliminary bonus amounts determined through application of the quantitative factors discussed above were further reduced by a weighted average of approximately 4.1%.

Because of the timing of the bonus awards, the Committee did not take into account, and the awards did not reflect, the adverse impact of the significant decline in oil and refined product prices which occurred late in the fourth quarter of 1993, resulting in a decline in Energy's fourth quarter 1993 earnings.


Forty percent of each executive's 1993 annual incentive award was paid in shares of Common Stock and the remainder in cash. After giving effect to payment of federal income taxes out of the cash award, approximately one-third of the after-tax amount of each award is represented by a cash payment, while approximately two-thirds is represented by Common Stock, which executives are encouraged to retain. The Committee believes that this allocation is consistent with the Company's goal of emphasizing stock ownership in both short-term and long-term compensation and providing a vested interest and incentive for long-term financial and operating performance.

Long-Term Incentive Awards. To provide stock-based longer-term compensation for executives, the Company maintains the Restricted Stock Plan, which was approved by Energy's stockholders on April 19, 1990. The Restricted Stock Plan authorizes grants of restricted shares of Common Stock which vest (become nonforfeitable) over a period determined by the Committee. For each executive, a targeted number of shares is set with a market value at the date of grant equivalent to approximately the 65th percentile of the Comparator Group. Such targeted award is then adjusted, upwards or downwards, by up to 25% based upon an individual subjective performance evaluation, which (for executives other than the CEO) is based upon the recommendation of the CEO. The Committee generally makes restricted stock awards every year. The awards made in 1993 vest in equal installments over a period of three years commencing in 1994, but will be subject to forfeiture if an executive terminates employment prior to vesting. Award recipients participate in any appreciation or depreciation in the market price of the Common Stock during the vesting period and thereafter as long as such stock is retained. Awards have no additional performance criteria and, because they are intended to provide an incentive for future performance, are not based upon past Company performance. In determining individual awards, the Committee does not consider Restricted Stock previously awarded or currently held, both because such considerations are not reflected in the compensation survey information upon which awards are based, and because the Company does not wish to encourage executives to sell stock in order to qualify for additional grants. The total number of shares awarded is a function of the Common Stock price at the time of grant and the number of shares required to achieve the percentile compensation target.

Stock Options. Under the Company's Stock Option Plan No. 3 and Stock Option Plan No. 4, previously approved by Energy's stockholders, the Committee may grant stock options to executives. Procedures for determining option grants are in all material respects the same as for restricted stock awards.
Option awards generally vest over a period of three years in equal installments and, in the case of the awards made in 1993, are exercisable for approximately ten years. Consistent with the Company's philosophy of emphasizing long-term variable compensation, options were granted in 1993 at an exercise price equal to the price of the Common Stock at the date of grant. The award and vesting of stock options are not contingent on achievement of any performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of the Common Stock during the option period. Options are also subject to forfeiture upon termination of employment.

Determination of the CEO's Compensation. The CEO's compensation is recommended by the Committee and established by the Board of Directors. The 1993 compensation of Mr. William E. Greehey, as CEO, consisted of base salary, an incentive bonus and restricted stock and stock option awards. As noted above, base salary comprised approximately 32% of the CEO's 1993 total annual and long-term compensation reported in the Summary Compensation Table, versus approximately 68% for annual incentive and long-term compensation. The CEO's base salary and bonus are determined using the procedures described above. In determining the CEO's 1993 annual bonus, the Committee considered the four financial performance measures discussed above and reduced the initial bonus target amount determined by application of the CEO's targeted salary percentage by approximately 12.8%. The Committee then evaluated Mr. Greehey's individual performance in achieving Company strategic goals, including successful completion of the capital expansion program at the Company's Corpus Christi, Texas, refinery, and progress made toward the reacquisition of VNGP, L.P. and business development efforts in Mexico, as well as goals related to development of management systems and talent and efforts to reengineer various Company operations. Based upon this subjective evaluation, the Committee increased the preliminary bonus amount by approximately 6.4% and awarded a 1993 incentive bonus of $375,000, representing an overall increase of 2.7% from 1992. As a result, approximately 94% of the CEO's 1993 bonus amount reported in the Summary Compensation Table was based upon quantitative factors, while approximately 6% was based upon qualitative factors.

In January 1993, Mr. Greehey was awarded options to purchase 50,000 shares of Common Stock at the then-current market price of $23.1875 per share in accordance with the guidelines discussed above. In November 1993, Mr. Greehey was awarded 20,000 shares of Restricted Stock under the Restricted Stock Plan, also reflecting the guidelines mentioned above. Such options and Restricted Stock will vest over a period of three years.

Omnibus Budget Reconciliation Act of 1993. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code ("Section 162(m)"). With certain exceptions, beginning with the taxable year commencing January 1, 1994,
Section 162(m) will prevent publicly held corporations, including the Company, from taking a tax deduction for compensation in excess of $1 million paid to the CEO and the four other persons named in the Summary Compensation Table in the proxy statement.
Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a performance-based compensation plan adopted by the Committee, and (iii) the terms of the plan are approved by the stockholders before payment of the compensation. The Company believes that its stock option plans will qualify for the tax deduction.

The Committee is evaluating alternatives but has not adopted any policy to qualify for deductibility under Section 162(m) of fiscal year 1994 compensation exceeding $1 million, if any, paid to any executive. The Committee does not anticipate that Section 162(m) will limit the deductibility of any compensation paid in fiscal year 1994. No executive officers of Energy, other than the CEO, would have been affected by such provision in 1993.

Members of the Compensation Committee:

Lowell H. Lebermann, Chairman
Robert G. Dettmer
A. Ray Dudley
James L. Johnson

The foregoing Performance Graph and Report of the Compensation Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to regulations 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

Information Concerning Executive Compensation

The following table sets forth information as to items of compensation paid to Energy's CEO and its four other most highly compensated executive officers for services rendered in all capacities to the Company in 1991, 1992 and 1993. Benefits made available under comprehensive health care, long-term and short-term disability, relocation, term life insurance, vacation and other plans which are available on the same basis to all full-time salaried employees are not included herein.

                        Summary Compensation Table

____________________________________________________________________________________________________________________________________
                                                                        Long-Term Compensation
                                                                        _______________________
                                                                                       Securities
                                                                        Restricted     Underlying
                              Annual Compensation                       Stock          Options/           All Other
Name and                                           Bonus                Awards         SARs               Compensation
Principal Position            Year  Salary($)      ($)<fn1>             ($)<fn2>       (#)                ($)<fn3>
____________________________________________________________________________________________________________________________________
William E. Greehey
 Director, Chairman of        1993  $622,020       $ 375,000            $457,500       50,000             $ 77,861
  the Board and Chief         1992  $610,050       $ 365,000            $367,413       32,884             $ 78,327
  Executive Officer           1991  $586,560       $ 472,804            $397,211       0                  --
  of Energy

Edward C. Benninger
  Director and Executive      1993  $335,040       $ 170,000            $228,750       18,000             $ 32,923
  Vice President of           1992  $303,778       $ 155,000            $165,538       18,805             $ 33,507
  Energy                      1991  $285,630       $ 200,942            $161,088       0                  --

Stan L. McLelland
  Executive Vice              1993  $262,380       $  87,000            $102,938       12,000             $ 28,777
  President and               1992  $257,310       $  91,000            $ 88,825       12,524             $ 31,885
  General Counsel of          1991  $247,380       $ 118,201            $ 93,650       0                  --
  Energy

Martin P. Zanotti<fn4>
  Executive Vice              1993  $227,160       $  75,000            $ 22,875       10,000             $ 24,977
  President of Valero         1992  $222,780       $  80,000            $ 72,675       11,700             $ 25,214
  Refining and Marketing
  Company

E. Baines Manning<fn4>
  Senior Vice President       1993  $216,420       $  60,000            $ 68,625       9,000              $ 17,682
  of Valero Refining and      1992  $212,250       $  64,000            $ 40,375       9,750              $ 14,417
  Marketing Company


___________________________________________________

<fn1> In 1991, executives received bonuses comprised of 60% Common Stock and 40% cash.  In 1992 and 1993, executives received bonuses in 60% cash and 40% Common Stock.

<fn2> Represents the dollar value obtained by multiplying the number of shares of Restricted Stock granted to each named executive officer by the closing market price of Energy's unrestricted Common Stock on the date of grant.  Amounts for 1991 also include grants of L.P. Units ("Restricted Units") under Energy's Preference Unit Award Plan (the "Unit Plan"), valued at the closing market price of unrestricted L.P. Units at the date of grant.  No grants were made to any named executive out of the Unit Plan after 1991, and no grants under the Unit Plan remain unvested.  For each named executive officer, the number of shares of  Restricted Stock held at December 31, 1993, and the value thereof, based on the closing market price of the Common Stock at December 31, 1993, was as follows: Mr. Greehey: 35,133 shares -- $742,185; Mr. Benninger: 16,532 shares -- $349,239; Mr. McLelland: 8,066 shares -- $170,394;
Mr. Zanotti: 3,400 shares -- $71,825; and Mr. Manning: 4,333 shares -- $91,535. Dividends are paid on the Restricted Stock at the same rate as on Energy's unrestricted Common Stock.  Except as noted below, all grants of Restricted Stock and Restricted Units vest in annual increments of 33 1/3% beginning on the first anniversary of the grant date.  In November 1993, the Compensation Committee of the Board accelerated from February 1994 to November 1993  the vesting date of certain grants under the Restricted Stock Plan and
Unit Plan, as permitted under the provisions of the plans.

<fn3> Amounts for 1992 and 1993 include Company contributions pursuant to the Employee Stock Plans, and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules.
Messrs. Greehey, Benninger, McLelland, Zanotti and Manning were allocated $50,280, $28,092, $21,215, $18,736 and $17,682, respectively, as a result of Energy contributions to Employee Stock Plans for 1993, and  $14,581, $4,831, $7,562, $6,241 and $0,
respectively, as a result of Energy "above-market" allocations to the Executive Deferred Compensation Plan for 1993.  Mr. Manning
does not participate in the Executive Deferred Compensation Plan.  Amounts for 1992 and 1993 also include executive insurance policy premiums with respect to standard cash value life insurance (and not split-dollar life insurance) for Mr. Greehey in the amount of
$13,000 per year.  Reporting of "other compensation" is not required for years prior to 1992.

<fn4> Messrs. Zanotti and Manning did not serve as executive officers of Energy during 1991.  The Board of Directors of Energy has determined to include Messrs. Zanotti and Manning in the Summary Compensation Table in accordance with Rule 3b-7 under the Exchange
Act.

Shown below is further information regarding the grants of stock options to the named executive officers reflected in the Summary
Compensation Table.

                 Option/SAR Grants in the Last Fiscal Year

____________________________________________________________________________________________________________________________________
                          Number of     Percent of
                          Securities    Total
                          Underlying    Options/
                          Options/      SARs Granted                   Market
                          SARs          to Employees     Exercise or   Price at
                          Granted       in Fiscal        Base Price    Grant Date       Expiration         Grant Date
 Name                     (#)<fn1>      Year             (/$/Sh)       ($/Sh)           Date               Present Value $<fn2>
____________________________________________________________________________________________________________________________________
William E. Greehey        50,000        8.3745%          $23.1875      $23.1875         1/20/03            $440,865

Edward C. Benninger       18,000        3.0148%          $23.1875      $23.1875         1/20/03            $158,711

Stan L. McLelland         12,000        2.0099%          $23.1875      $23.1875         1/20/03            $105,807

Martin P. Zanotti         10,000        1.6749%          $23.1875      $23.1875         1/20/03            $ 88,173

E. Baines Manning         9,000         1.5074%          $23.1875      $23.1875         1/20/03            $ 79,356
____________________________________________________________________________________________________________________

<fn1>     Options granted in 1993 are exercisable in cumulative 33 1/3% annual installments commencing one year from date of grant.
In the event of a change of control of Energy, such options would also become immediately exercisable pursuant to provisions of the respective stock option plans or of executive severance agreements between Energy and certain of such executive officers.  Under the terms of the plans, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

<fn2>     A variation of the Black-Scholes option pricing model was used to determine grant date present value.  This model is designed to value publicly traded options.  Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions.  The Black- Scholes model does not give effect to either risk or forfeiture or lack of transferability.  The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield.  The grant date present values presented in this table were calculated using an expected average option term of six years, a risk-free rate of return of 6.4%, a three-year average historical volatility rate of 35.3%, and a dividend yield of 1.9%, which is the annualized quarterly dividend rate in effect at the date of grant, expressed as a percentage of the market value of the Common Stock at the date of grant.  The actual value of stock options depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option.  Accordingly, the values set forth in this table may not be achieved.

            Aggregated Option/SAR Exercises in Last Fiscal Year
                       and FY-End Option/SAR Values

____________________________________________________________________________________________________________________________________
                                                                                                  Value of Unexercised
                            Shares                            Number of Securities                In-the-Money
                            Acquired        Value             Underlying Unexercised              Options/SARs at
                            on Exercise     Realized          Options/SARs at FY-End(#)           FY-End ($)<fn2>
   Name                     (#)             ($)<fn1>          Exercisable    Unexercisable        Exercisable     Unexercisable
____________________________________________________________________________________________________________________________________
William E. Greehey          - 0 -           - 0 -             82,962         71,922               $480,276        - 0 -

Edward C. Benninger         - 0 -           - 0 -             15,269         30,536               $60,035         - 0 -

Stan L. McLelland           2,500           $46,563           16,174         20,349               $80,039         - 0 -

Martin P. Zanotti           2,000           $31,750           18,300         17,800               $96,055         - 0 -

E. Baines Manning           - 0 -           - 0 -             14,050         15,500               $72,041         - 0 -

____________________________________________________________________________________________________________________________________

<fn1>     Represents the dollar value obtained by multiplying the difference between the exercise price and the average market price of Energy's Common Stock on the exercise date by the number of options/SARs exercised.  The amounts reported do not reflect any costs incurred by the named executive officer, including payments for related taxes.

<fn2>     Represents the dollar value obtained by multiplying the number of unexercised options/SARs by the difference between the
Strike price and the average market price of Energy's Common Stock on December 31, 1993.


Retirement Benefits

The following table shows, for purposes of illustration, the estimated annual gross benefits payable under Energy's Pension Plan ("Pension Plan") and Supplemental Executive Retirement Plan ("SERP") upon retirement at age 65 on the assumed compensation levels and years of service indicated, assuming an election to have payments continue for the benefit of the life of the participant only.

                            Pension Table

______________________________________________________________________________________
Remuneration            Years of Service
                        ______________________________________________________________
                        15           20          25          30          35
______________________________________________________________________________________
$ 200,000               $  55,000    $ 74,000    $ 92,000    $111,000    $129,000
  250,000                  70,000      93,000     117,000     140,000     163,000
  300,000                  85,000     113,000     141,000     169,000     197,000
  400,000                 114,000     152,000     190,000     228,000     266,000
  500,000                 143,000     191,000     238,000     286,000     334,000
  600,000                 172,000     230,000     287,000     345,000     402,000
  700,000                 202,000     269,000     336,000     403,000     470,000
  800,000                 231,000     308,000     385,000     462,000     539,000
  900,000                 260,000     347,000     433,000     520,000     607,000
1,000,000                 289,000     386,000     482,000     579,000     675,000
1,200,000                 348,000     464,000     580,000     696,000     812,000
______________________________________________________________________________________

Energy maintains a noncontributory Pension Plan in which virtually all Company employees are eligible to participate. The Pension Plan is a defined benefit plan funded by a method which determines contribution requirements in the aggregate for all participants. Accordingly, contributions for individual participants are not determinable. Accrued contributions to the Pension Plan in 1993 for the 1993 Pension Plan year were approximately 7.4% of total covered remuneration. The Pension Plan provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's base earnings during the sixty consecutive months of the participant's credited service affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum thirty-five years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the thirty-five-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires under the Pension Plan.

Energy also maintains the SERP, a non-qualified plan approved by the Board in 1982, which provides additional pension benefits to the executive officers and certain other employees of the Company. In 1989, Energy funded its obligations through that date under the SERP through the contribution of Common Stock to a trust that was established as a vehicle to fund disbursements to SERP participants. No contributions were made to the SERP during 1993.

Compensation for purposes of the Pension Plan includes only salary as reported in the Summary Compensation Table and excludes cash bonuses. For purposes of calculating the amount payable under the SERP, the participant's most highly compensated consecutive thirty-six months of service (rather than sixty months) in the prior ten years are considered, and bonuses are included in calculating covered compensation. Accordingly, the amounts reported in the Summary Compensation Table under the heading "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Benefits listed in the Pension Table are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ending December 31, 1993 for the executive officers named in the cash compensation table are as follows: Mr. Greehey -- 30 years; Mr. Benninger -- 19 years; Mr. McLelland -- 15 years; Mr. Zanotti -- 10 years; and Mr. Manning -- 7 years. The credited service for Mr. McLelland includes two years service credited pursuant to the terms of Mr. McLelland's employment by the Company and for which benefits are payable only from the SERP.

Arrangements with Certain Officers and Directors

Energy entered into an employment agreement with Mr. Greehey in 1990. The employment agreement expires June 9, 1995, and provides for a minimum annual salary of $540,000, which is subject to increase adjustments by the Board. The agreement does not limit the authority or discretion of the Board or any appropriate committee thereof to grant bonuses or other additional or direct or indirect benefits or increased compensation to Mr. Greehey.

Executive Severance Program

The Board approved an executive severance program in 1982 which is administered by the Compensation Committee. Pursuant to this program, Energy has entered into agreements (the "Executive Severance Agreements") with Messrs. Greehey, Benninger, McLelland and Manning. These Executive Severance Agreements provide such executives with payments and other benefits in the event of the termination of their employment with the Company under certain circumstances. The Executive Severance Agreements each provide that if the executive leaves the employ of the Company for any reason other than death, disability or normal retirement within two years after a change of control of Energy, such executives will receive a lump sum cash payment equal to three times,in the cases of Messrs. Greehey and McLelland and two times in the cases of Messrs. Benninger and Manning, the highest compensation paid to such executive during any consecutive twelve month period prior to such termination. The executive will also be entitled to accelerated exercise of any stock options or SARs previously granted under Energy's stock option plans and held by the executive for more than six months. If the executive has received a grant of Restricted Stock under the Restricted Stock Plan or Restricted Units under the Unit Plan, any restrictions imposed by such plans on the vesting and sale of such Restricted Stock or Restricted Units will be removed. Each Executive Severance Agreement also provides for special retirement benefits if the executive would have qualified for benefits under the Pension Plan had the executive remained in the employ of the Company for the three-year period following such termination, for continuance of life insurance, health coverages and other fringe benefits previously provided to the executive for such three-year period and for relocation assistance if the executive chooses to relocate after termination.

Compensation of Directors

Each director is reimbursed for the usual and ordinary expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of usual and ordinary expenses of meeting attendance) for serving as directors.

The compensation of each non-employee director of Energy is a retainer fee of $18,000 per year, plus $1,000 for each Board and committee meeting attended ($500 for telephonic meetings).

Upon election or appointment to the Board, non-employee directors receive grants of Common Stock, and are eligible to participate in the Retirement Plan for Non-Employee Directors ("Retirement
Plan").

1990 Restricted Stock Plan for Non-Employee Directors

Energy maintains the Director Plan to supplement the compensation paid to non-employee directors, increase their proprietary interest in Energy and increase their identification with the interests of Energy's stockholders by grants of Common Stock
("Director Stock").

The Director Plan, approved by Energy stockholders in 1990, provides for grants of Director Stock to non-employee directors; such grants generally vest in equal annual installments over three years beginning the year after the grant date. No director who is also an employee of the Company may participate in the Director Plan. Upon election to the Board, each non-employee director automatically receives a grant of shares of Director Stock having a value in 1991 dollars of $45,000 and adjusted based on annual changes in the consumer price index. Typically, grants are scheduled to vest on or about the date of the Annual Meeting. When all of the Director Stock previously granted to a non-employee director becomes fully vested and the director is reelected for an additional term or his term of office otherwise continues beyond the date of the Annual Meeting at which his Director Stock has become fully vested, another automatic grant of Director Stock is made. However, if a director would not be eligible for reelection as a director due to Energy's mandatory retirement policy for directors or if a director advises Energy that he does not intend to stand for reelection, the grant would be reduced pro rata based on the number of years to the end of that director's term.

Retirement Plan for Non-Employee Directors

Effective January 1, 1992, Energy established the Retirement Plan. Under the Retirement Plan, a non-employee director becomes entitled to a retirement benefit upon completion of five years of service on the Board. The annual benefit at retirement is equal to the product of 10% of the highest annual cash retainer paid to the non-employee director during his service on the Board, multiplied by the number of full and partial years of service on the Board (not to exceed 10 years). Retirement benefits are paid for a period equal to the shorter of the non-employee director's number of whole and partial years of service on the Board, or his lifetime, but in no event for longer than 10 years. The Retirement Plan provides no survivor benefits, and is an unfunded plan, the benefits of which will be paid from the general assets of Energy.

Transactions with Management and Others

The Company has invested approximately $9.7 million in a program to drill coal seam gas wells in New Mexico. In order to share the drilling and other risks inherent in this project, various officers and employees of the Company were permitted to invest as general partners in a partnership to which the subsidiary's interest was assigned. As a result, during 1992 and 1993 Messrs. Greehey, Benninger, McLelland, Zanotti and Manning invested approximately $207,000, $52,000, $156,000, $104,000 and $104,000,
respectively, to acquire respective interests of 2.0%, .50%, 1.5%, 1.0% and 1.0% in the project. The Board determined in 1992 that this transaction was fair to the Company. During 1993, Messrs. Greehey, Benninger, McLelland, Zanotti and Manning received cash distributions of $5,200, $1,400, $4,200, $2,800 and $2,800, respectively, with respect to such investments.

Except as disclosed herein, no executive officer, director or nominee for director of Energy has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

Stockholder Nominations and Proposals for 1995 Annual Meeting

Under Energy's By-Laws, stockholders intending to bring any business before an Annual Meeting of Stockholders of Energy, including nominations of persons for election as directors, must give written notice to the Corporate Secretary of Energy regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Energy within the time periods and must be accompanied by the information and documents specified in the By-Laws of Energy. A copy of the By- Laws may be obtained by writing to the Corporate Secretary of Energy.

The foregoing provisions of the By-Laws do not affect the right of any stockholder to request inclusion of proposals in Energy's Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. However, the stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Any stockholder proposal intended to be considered for inclusion in the 1995 proxy materials for the 1995 Annual Meeting must, in addition to the foregoing requirements, be made in writing and received by the Corporate Secretary of Energy at Energy's principal executive office by November 21, 1994. The SEC's rules require, among other things, that a person making a stockholder proposal shall, at the time of such proposal, have been the record or beneficial owner of at least $1,000 in market value of Common Stock or Series A Preferred Stock, that such shares have been held by such person for at least one year prior to such date and that such shares continue to be owned by such person through the date of the meeting.

Energy will also consider recommendations by stockholders for directors to be nominated at the 1995 Annual Meeting. Such recommendations must be made in writing and must include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Such recommendation must be accompanied by a notarized written statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary of Energy at Energy's principal executive office at least six months prior to the 1995 Annual Meeting will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Energy. No stockholder recommendations or proposals were received within the required period before the 1994 Annual Meeting.

Availability of Form 10-K

Energy's Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, for the fiscal year ended December 31, 1993, will be furnished without charge to any stockholder upon written request. A copy may be requested by writing to Rand C. Schmidt, Corporate Secretary, Valero Energy Corporation, P.O. Box 500, San Antonio, Texas 78292-0500.

Miscellaneous

Correspondence relating to any stock accounts or dividends should be addressed to:

Valero Energy Corporation
Attention: Stock Transfer Department
P. O. Box 500
San Antonio, TX 78292

All transfers of certificates of the Common Stock or any series of Preferred Stock should also be presented or mailed for transfer to such address.

Participants in Employee Stock Plans Please Note:

Participants in Employee Stock Plans will receive a separate voting instruction card for the shares held in each plan.

                    By order of the Board of Directors,

                         Rand C. Schmidt
                         Corporate Secretary

San Antonio, Texas
March 22, 1994

                                      (COMMON STOCK PROXY CARD)

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF
DIRECTORS.

                      VALERO ENERGY CORPORATION
      PROXY - ANNUAL MEETING OF STOCKHOLDERS - APRIL 28, 1994

The undersigned, revoking all previous proxies, hereby appoint(s) William E. Greehey, Stan L. McLelland and Rand C. Schmidt, or any one or more of them, Proxies, with full power of substitution, to represent and to vote all Common Stock of Valero Energy Corporation owned by the undersigned at the Annual Meeting of Stockholders to be held in San Antonio, Texas on Thursday, April 28, 1994, including any original or subsequent adjournment thereof, with respect to the proposals set forth in the Notice of Annual Meeting and Proxy Statement. No business other than matters described below is expected to come before the meeting, but should any other matter requiring a vote of stockholders arise, the persons named herein will vote thereon in accordance with their best judgment. All powers may be exercised by a majority of said Proxies or substitutes voting or acting or, if only one votes or acts, then by that one. The undersigned authorize(s) the Proxies to cumulate the undersigned's votes and distribute them among the nominees for director (excepting any nominee for which authority to vote is withheld) in equal proportions or in such other proportions as the Proxies shall direct. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING:

1.  Election of Directors. / /  FOR all nominees listed
    OR / / Withhold authority to vote (except as specified here: ___________________) for all nominees listed above.
    Nominees:
    A.  Edward C. Benninger
    B.  A. Ray Dudley
    C.  James L. Johnson

(Please mark, date and sign on the reverse and mail in the enclosed envelope.)

2.  Proposal to Ratify the Appointment of Independent Public
    Accountants.
    / / FOR        / / AGAINST       / / ABSTAIN

In their discretion, the Proxies are authorized to vote in accordance with their best judgment upon such other business as may properly come before the meeting, including matters which the Board of Directors did not know were to be presented at the meeting and matters incidental to the conduct of the meeting, and to vote for a substitute nominee if a nominee for director named in Proposal 1 cannot or for good cause will not serve.

The shares represented by this proxy will be voted as directed.
IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES REPRESENTED BY THIS
PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND FOR
PROPOSAL 2.

Dated: ............, 1994     __________________________________
                                           (Signature)

                              __________________________________
                                           (Signature)
                              Where there is more than one owner,
                              each should sign. When signing as
                              an attorney, administrator,
                              executor, guardian or trustee,
                              please add your full title as
                              such. If executed by a corporation
                              or partnership, the proxy should
                              be signed in the corporate or
                              partnership name by a duly
                              authorized officer or other duly
                              authorized person, indicating
                              such officer's or other person's
                              title.

                              PLEASE SIGN, DATE AND RETURN
                              PROMPTLY IN THE ENCLOSED ENVELOPE.

               (VOTING INSTRUCTIONS - THRIFT / ESOP / or VESOP)

THESE VOTING INSTRUCTIONS ARE SOLICITED BY AND ON BEHALF OF THE
BOARD OF DIRECTORS.

                   VALERO ENERGY CORPORATION
VOTING INSTRUCTIONS FOR THE APRIL 28, 1994 ANNUAL MEETING OF
STOCKHOLDERS

The undersigned hereby instructs the Trustee of the Plan mentioned above to represent and to vote all Common Stock of Valero Energy Corporation credited to the Plan accounts of the undersigned at the Annual Meeting of Stockholders to be held in San Antonio, Texas on Thursday, April 28, 1994, or any original or subsequent adjournment thereof, with respect to the following proposals as set forth in the Notice of Annual Meeting and Proxy Statement. The undersigned authorizes the Trustee to cumulate the undersigned's votes and distribute them among the nominees for Director (excepting any nominee for which authority to vote is withheld) in equal proportions or in such other proportions as the Trustee shall direct.

1.  Election of Directors.    / /FOR all nominees listed OR
    Withhold authority to vote (except as specified here:
    _______________________________) for all nominees listed
    above.
    Nominees:
    A.  Edward C. Benninger
    B.  A. Ray Dudley
    C.  James L. Johnson

(Please mark, date and sign on the reverse and mail in the enclosed envelope.)

2.  Proposal to Ratify the Appointment of Independent Public
    Accountants.

           / /  FOR     / /  AGAINST     / /  ABSTAIN

In its discretion, the Trustee is authorized to vote in accordance with its best judgment upon such other business as may properly come before the meeting, including matters which the Board of Directors did not know were to be presented at the meeting and matters incidental to the conduct of the meeting, and to vote for a substitute nominee if a nominee for director named in Proposal 1 cannot or for good cause will not serve.

The shares represented by this voting instruction will be voted as directed. IF NO SPECIFIC DIRECTION IS GIVEN, THE SHARES
REPRESENTED BY THIS VOTING INSTRUCTION WILL BE VOTED FOR THE
NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.


Dated: ............., 1994      ______________________________
                                          (Signature)

                                ______________________________
                                          (Signature)


                                Where there is more than one
                                owner, each should sign. When
                                signing as an attorney,
                                administrator, executor, guardian
                                or trustee, please add your full
                                title as such. If executed by a
                                corporation or partnership, the
                                voting instruction should be
                                signed in the corporate or
                                partnership name by a duly
                                authorized officer or other
                                duly authorized person,
                                indicating such officer's or
                                other person's title.

                                PLEASE SIGN, DATE AND RETURN
                                PROMPTLY IN THE ENCLOSED
                                ENVELOPE.